Exhibit 23.2


                                 IMC GLOBAL INC.
                                2100 Sanders Road
                           Northbrook, Illinois 60062


                                  May 26, 1995




IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois 60062

Dear Sirs:

     I consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 being filed by IMC Global Inc. (the "Company") and the Investment Plan for Non Union Hourly Employees of IMC-Agrico MP, Inc. (the "Plan") with respect to the registration of 50,000 shares of Common Stock of the Company and the associated Preferred Stock Purchase Rights of the Company to be offered in accordance with the terms of the Plan.


                                      Very truly yours,


                                      MARSCHALL I. SMITH
                                      ------------------
                                      Marschall I. Smith